Exhibit 99.1

STONE ENERGY CORPORATION

Announces Deep Water Rig Contractual Agreement

LAFAYETTE, LA. October 6, 2014

Stone Energy Corporation (NYSE: SGY) announced today that it has entered into an agreement to contract the ENSCO 8503 dynamically positioned deep water drilling rig for Stone’s multi-year deep water drilling program in the Gulf of Mexico. The primary contract term is for 30 months and is expected to commence during the second quarter of 2015 at a rate of approximately $350,000 per day. The contract permits Stone to exercise options to extend the term up to an additional 12 months. Subject to notification no later than March 31, 2015, Stone may reduce the 30 month primary term contract by up to six months. The ENSCO 8503 deep water drilling rig, which will be modified to include mooring capabilities prior to the commencement of the contract, can reach a maximum drill depth of 35,000 feet in up to 8,500 feet of water and holds the record for the deepest well drilled in the Gulf of Mexico.

Chairman, President and CEO David Welch stated, “We are excited to execute our first Stone-operated multi-year deep water drilling contract. Over the past five years, with great effort and diligence, we have developed a robust deep water prospect inventory and the signing of the ENSCO 8503 allows us to further harvest the potential of these prospects. This contract will allow Stone to better control the pace of execution of our deep water drilling plans, which includes both development and exploration projects. We look forward to having Ensco, a premier deep water drilling contractor, as our partner in this multi-year program.”

“We are very pleased to expand our relationship with Stone Energy, a repeat customer of our ENSCO 8500 Series semisubmersibles,” said ENSCO’s, CEO and President Carl Trowell. “ENSCO 8503 has an excellent safety and operating record, and we look forward to supporting Stone Energy with their deepwater drilling program.”

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, and development of properties in the Deep Water Gulf of Mexico, Appalachia, and the onshore and offshore Gulf Coast. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include weather, the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.